Exhibit 5

FROST BROWN TODD LLC

Attorneys

Kentucky • Ohio • Indiana • Tennessee • West Virginia

502.589-5400 (t)

502.581.1087 (f)

May 17, 2013

Texas Roadhouse, Inc.

6040 Dutchmans Lane

Louisville, Kentucky  40205

Re:  Registration Statement on Form S-8

Board of Directors:

We have acted as counsel to Texas Roadhouse, Inc., a Delaware corporation, (the “Company”), in connection with the registration of 7,000,000 shares of common stock (the “Common Stock”) of the Company covered by the Registration Statement on Form S-8 filed by the Company pursuant to the Securities Act of 1933, as amended (the “Act”), to which this opinion is an exhibit, pursuant to which Common Stock may be issued pursuant to and under the terms of the Texas Roadhouse, Inc. 2013 Long-Term Incentive Plan (the “Plan”).

We have examined originals, or copies certified to our satisfaction, of the Plan, the Company’s Certificate of Incorporation and Bylaws, such agreements, documents, certificates and other statements of government officials and corporate officers and representatives, and other papers as we have deemed relevant and necessary as a basis for our opinion.  In such examination we have assumed the genuineness of all documents submitted to us as originals and the conformity with the original document of documents submitted to us as copies.  In addition, as to matters of fact only, we have relied to the extent we deemed such reliance proper, upon certificates and other written statements of public officials and corporate officers of the Company.

Based upon and subject to the foregoing, we are of the opinion that the Common Stock has been duly and validly authorized for issuance in accordance with the terms of the Plan, and when the Common Stock is issued, delivered and paid for, in accordance with the terms of the Plan, it will be duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the federal laws of the United States and General Corporation Law of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction.  In this connection, we hereby confirm that the foregoing reference to the General Corporation Law of the State of Delaware includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.  We hereby consent to the filing of this opinion as an exhibit to the above-mentioned Registration Statement.

Very truly yours,

/s/ Frost Brown Todd LLC

FROST BROWN TODD LLC